SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 1, 2009, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc, (NSP-Wisconsin) filed a combined electric and natural gas application with the Public Service Commission of Wisconsin (PSCW) in accordance with the PSCW’s established biennial rate filing schedule.  In the application, NSP-Wisconsin requested an overall increase in annual retail electric revenues of approximately $30.4 million, or an increase of 5.6 percent.  The rate filing is based on a 2010 calendar year budget, an electric net investment rate base of approximately $644 million, a regulatory equity ratio of 53.12 percent, and NSP-Wisconsin’s currently authorized rate of return on equity of 10.75 percent.  NSP-Wisconsin did not request any change to natural gas rates.  NSP-Wisconsin’s gas net investment rate base is approximately $81 million.  NSP-Wisconsin has requested the PSCW to issue an order approving this application in time to allow for new rates to be effective Jan. 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer
June 3, 2009